Exhibit 21.1

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
                 Subsidiaries of the Registrant


NSTAR
  BEC Energy
    Boston Edison Company
    Harbor Electric Energy Company
    BEC Funding LLC
  Boston Energy Technology Group, Inc.
    Northwind Boston LLC
    NSTAR Communications, Inc.
      NSTAR Communication Securities Corporation
  Commonwealth Energy System
    Commonwealth Electric Company
    Cambridge Electric Light Company
    Canal Electric Company
    NSTAR Gas Company
    NSTAR Steam Corporation
    Hopkinton LNG Corp.
    Advanced Energy Systems, Inc.
      MATEP, LLC
      Advanced Energy Systems Management Company, Inc.
      Medical Area Total Energy Plant, Inc.
    Energy Investment Services, Inc.
  NSTAR Electric & Gas Corporation

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